Exhibit 10.22

Shire International GmbH Zählerweg 10 CH-6300, Zug Switzerland Tel: +41 (0) 41 288 40 00 Fax: +41 (0) 41 288 40 05 shire.com

19 November 2017

CONFIDENTIAL

Thomas Dittrich

Dear Thomas,

Buy-out awards
This letter sets out the basis on which it has been agreed that certain buyout awards (“Buy-out Awards”) will be granted to you in recognition of the fact that you will forfeit incentive awards granted to you by your previous employer (Sulzer AG) on leaving. The Buy-out Awards are being granted in connection with your appointment as Chief Financial Officer of Shire plc.
Details of Buy-out Awards
You will be granted the Buy-out Awards as set out in the table below as soon as reasonably practicable after your Date of Employment (as set out in your employment agreement) subject to you providing evidence to our satisfaction that your Sulzer awards have been forfeit:

Description	Maximum Grant Value*	Replacement Award Vesting Period	Vesting Basis
In recognition of the loss of the Sulzer annual bonus payable in respect of the financial year 2017 (“Bonus Buy-out”)	CHF 527,000	75% in cash on the date set out below, remainder in Shares that vest after three years (vesting - 2021)	Payment based on Sulzer performance in 2017 as shown in 2017 report and accounts published in 2018
In recognition of the loss of the 2015 Sulzer Long Term Incentive award (“LTI 2015 Buy-out”)	CHF 1,320,000	Grant is awarded in 2018 and vests one year after grant (vesting - 2019)	Vesting based on Sulzer performance in for the 2015 LTI grant which concludes 31 December 2017 and is reported in Sulzer’s 2018 report and accounts published in 2019
In recognition of the loss of the 2016 Sulzer Long Term Incentive award (“LTI 2016 Buy-out”)	CHF 1,000,000	Grant is awarded in 2018 and vests three years after grant (vesting - 2021)	Vesting based on Shire performance over the performance cycle from 2018 - 2020
Total	CHF 2,847,000

Exhibit 10.22

*To be adjusted based on actual Sulzer performance disclosed for the 2015 replacement grant and adjusted based on the actual Shire performance achieved for the 2016 replacement grant
Bonus Buy-out - adjustment to Grant Value
The Grant Value of the Bonus Buy-out shown in the table above shall be adjusted upwards or downwards as follows:

•
so that it reflects the actual financial performance achieved under Sulzer’s bonus plan for the same period, as disclosed in their report and accounts. The adjustment will only be made in respect of financial targets; and

•	to take account of any payments or other value received by you in respect of the Sulzer annual bonus payable in respect of the financial year 2017.
Bonus Buy-out - cash payment
75% of the resulting Grant Value shall be paid in cash (less any taxes). The payment shall be made by the later of the first practicable payroll following the Date of Employment and the date on which Sulzer publish their report and accounts showing the actual financial performance achieved under Sulzer’s bonus plan.
Bonus Buy-out - share award
The remaining 25% of the Bonus Buy-out (“Bonus Share Award”) will be granted in the form of Restricted Stock Units and be subject to the same terms as set out in the Shire Long Term Incentive Plan 2015 (the ‘Shire Plan’) as amended from time to time. A copy of the rules is enclosed with this letter.
The Normal Vesting Date for the Bonus Share Award will be the end of the Vesting Period specified in the table above. The Vesting Period will start on the Relevant Date (as described below).
2015 LTI Buy-out
The 2015 LTI Buy-out will be granted in the form of Restricted Stock Units and be subject to the same terms as set out in the Shire Plan as amended from time to time.
The 2015 LTI Buy-out shall be adjusted downwards as follows:

•	so that it will vest only to the same percentage as the actual disclosed performance of the 2015 Sulzer LTI award for the same period, as disclosed in their report and accounts; and

•	to take account of any payments or other value received by you in respect of the 2015 Sulzer LTI award.
2016 LTI Buy-out
The 2016 LTI Buy-out will be granted in the form of Shire Performance Share Units and be subject to the same terms as set out in the Shire Plan as amended from time to time.
The 2016 LTI Buy-out shall be adjusted downwards as follows:

•	so that it will vest only to the extent to which the performance conditions for annual equity awards granted in 2018 under the Shire Plan have been satisfied; and

•	to take account of any payments or other value received by you in respect of the 2016 Sulzer LTI award.

Exhibit 10.22

Calculating the number of shares
The value of the shares in Shire plc (‘Shares’) subject to the 2015 and 2016 LTI Buy-outs and the Bonus Share Award will be equal to the Grant Value specified in the table above (rounded up to the nearest whole Share) and adjusted as described.
The value of a Share, for these purposes, will be the mean average of the closing middle-market price of a Share on the London Stock Exchange for the three Business Days up and including the Relevant Date, with the CHF Grant Value being converted into sterling on the basis of the latest approved monthly exchange rates provided by Shire’s finance department.
The ‘Relevant Date’, for the 2015 and 2016 LTI Buy-outs and the Bonus Share Award is the date on which it is granted or, if it is granted more than three months after your Employment Date, your Employment Date.
The 2015 and 2016 LTI Buy-outs and the Bonus Share Award:

•	will not be subject to a Retention Period; and

•	will carry a Dividend Equivalent.

Malus and clawback
For the avoidance of doubt the Buy-out Awards will be subject to the Company’s policies and rules regarding malus and clawback, as in effect from time to time.
Take-over
If there is a Takeover before the Date of Employment and as a consequence you are not granted any Bonus Buy-out or the 2015 and 2016 LTI Buy-outs, then you will receive a cash payment (less any taxes due). The cash payment will be equal to the Grant Value specified in the table above, less any value received in respect of the forfeit Sulzer awards and as adjusted as described above. The payment shall be the same dates on which the Bonus Buy-out or the 2015 and 2016 LTI Buy-outs would have vested had they been granted.
Remuneration policy
Nothing in this letter will require us to make any payments or make and award which are not in accordance with the Shire remuneration policy approved by shareholders.
Meaning of words used
Terms which are used in this letter which are defined in the rules of the Plan have the same meaning when used in this letter.
This letter sets out the entire agreement between us in relation to the forfeit of your Sulzer incentive awards.

Exhibit 10.22

Please sign the enclosed copy letter and return it to me.
Yours sincerely,

/s/ Dr. Flemming Ornskov

Flemming Ornskov, MD
Chief Executive Officer, Shire plc

I accept the terms of the Buy-out Awards set forth above.

/s/ Thomas Dittrich
Thomas Dittrich

Date: